Exhibit 99.1

CITI TRENDS ANNOUNCES THE ADDITION OF A

CHIEF MERCHANDISING OFFICER AND A NEW MEMBER OF THE

BOARD OF DIRECTORS

SAVANNAH, GA (September 30, 2019) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that it has hired Lisa Powell as Executive Vice President and Chief Merchandising Officer.  Ms. Powell will oversee the merchandising, planning and allocation functions of the Company.  She has extensive off-price retail experience, serving TJX, Inc. for 20 years in various merchandising and planning/allocation positions, including Vice President & General Merchandise Manager, Ladies Sportswear.   More recently, Ms. Powell has served for the last five years as Vice President & General Merchandise Manager, Mens and Ladies Omni Channel, of Century 21 Department Stores.

Bruce Smith, President and Chief Executive Officer, commented, “We are extremely pleased that Lisa is joining our team to lead our merchandising, planning and allocation efforts.  Her vast off-price experience will be an excellent fit with Citi Trends, and we look forward to her leadership as we maintain our focus on growing our Company and delivering value for our customers, associates and shareholders.”

In addition, Citi Trends announced that Ken Seipel is joining the Company’s Board of Directors.  Mr. Seipel has a strong track record helping grow privately held retail companies, as well as Fortune 500 brands.  He is currently the Chief Executive Officer of West Marine, Inc., and prior to that from 2013 to 2017, as CEO, he led the rapid growth of extreme value off-price retailer, Gabriel Brothers Inc., d.b.a. “Gabe’s”.  Under his leadership, sales doubled and profits tripled, leading to a successful high-return exit transaction for Gabe’s majority private equity owner at the time.  Prior to that, he held executive positions with retail organizations that include Old Navy, Target and J.C. Penney.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 564 stores located in 33 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

Contact:	Bruce Smith
President and Chief Executive Officer
(912) 443-2075